                                  EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT              JURISDICTION OF INCORPORATION

UniComp U.K. Holdings, Limited              United Kingdom

UniComp Computing Group Limited             United Kingdom

CI Computer Software Limited                United Kingdom

Computer Maintenance Ireland Limited        United Kingdom

CEM Computers Limited                       United Kingdom

Aurora UniComp Limited                      United Kingdom

Fargell Limited                             United Kingdom

UniComp IOM Limited                         Isle of Man

Industrial Computing Machines Limited       Ireland

Arccom Management Systems, Inc.             Georgia
    (d/b/a Unibol, Inc.)

UniComp Systems, Inc.                       Texas

UniPay, Inc.                                North Carolina

Continuum Technology Corporation            North Carolina

                                       37